ROYALTY RIGHTS AGREEMENT

THIS ROYALTY RIGHTS AGREEMENT (this “Agreement”), is made and entered as of February 24, 2021, by and between Artist Holdings, LLC a Limited Liability Company formed in Wyoming (the “Operator”), and Freedom Internet Group Inc., a corporation formed under the laws of Puerto Rico (the “Company”).

WHEREAS, the Operator has entered into a binding agreement to acquire the right to exclusively own and operate the website www.artistholdings.com, including all existing and future software, source code, updates, improvements and the like (the “Websites”), which generates revenue from the website and its assets; and WHEREAS, the Operator desires for the Company to provide Considerations as set forth in Section 1 below, in exchange for the Royalties set forth herein, and the parties are willing to undertake such obligations upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.COMPANY CONSIDERATIONS. In consideration of the rights afforded to the Company under this Agreement, the Company shall make a cash payment of $50,000 (the “Considerations”) within five (5) business days following the date of this Agreement. Any cash Considerations hereunder shall be used solely for business purposes.

2.DUTIES OF THE OPERATOR. The Operator shall use best efforts to operate the Websites on a day-to-day basis in a manner which best serves the interests of the Websites’ growth, sustainability and profitability. The Operator shall perform its duties at the times and places necessary for the successful performance of its duties under this Agreement. The Operator shall not, and shall use best efforts to prevent third parties from, tarnishing or devaluing the reputation, brand, or content of the Websites or any intellectual property related thereto. In the event of any action or threatened action by any third party seeking to so tarnish or devalue the Websites, or otherwise infringe upon the intellectual property rights of the Operator in the Websites, the Operator shall use best efforts to defend and protect the Websites and the Royalties to be paid to the Company under this Agreement. The Operator shall be responsible for the preparation, filing, prosecution and maintenance of any intellectual property related to the Websites. Unless otherwise agreed to in writing by the Company, the Operator shall furnish, at its own expense, the technology, equipment, supplies and other materials used to operate the Websites. The Operator shall provide the Company with full access to its premises, technology and equipment to the extent required by the Company. The Operator shall comply with all applicable laws and safety standards concerning the Websites and obtain all necessary governmental approvals for the conduct of revenue generating activities of the Websites. Operator will be responsible for and provide suitable warning labels, disclaimers, packaging, and instructions on the Websites and any products sold through the Websites. During the term of this Agreement, the Operator shall not permit the imposition of any lien or encumbrance upon its assets, including the Websites, without the prior written approval of the Company.

REPORTING AND ADDITIONAL DUTIES.

(i)Operator shall furnish to the Company a monthly data report detailing the performance of the Websites for the prior month (“Monthly Report”), in a form satisfactory to the Company. In addition, the monthly report shall include information detailing any downtime or Website interruptions or other material issues during the period covered by the Monthly Report. Such report shall be issued no later than the tenth (10th) day of the month following the month to which the report pertains. Operator shall provide the Company with administrative access and passcodes to all software, plug-ins, applications and other technology related to or used in connection with the Websites at all times, including, without limitation, prior to the closing of the acquisition of the Websites by the Operator (if available to the Operator). Operator shall provide the Company with updated access information and passcodes immediately upon making any changes. Operator shall cooperate with the Company to incorporate software recommended by the Company.

(ii)Operator agrees that prior to consummating any financing, sale, or liquidation of the Operator’s business or assets, Operator shall provide sixty (60) days prior written notice thereof (in detail) to the Company. In addition, it shall be a condition of the consummation of any such transaction that Operator is current with respect to all payments due under this Agreement to the Company. If the Operator proceeds with such a transaction without making all payments due to the Company, the Operator shall be in default of this Agreement under Section 4 and the Company shall have all remedies available to it under this Agreement, at law or in equity.

3.ROYALTIES TO THE COMPANY.

(a)In exchange for the Considerations provided by the Company to the Operator in this Agreement, the Operator shall pay to the Company a 12.5% royalty based upon a percentage of the Net Sales from the revenues of the Websites (the “Royalties”). Royalties will begin to accrue 90 days after the signing of this agreement. Thereafter, quarterly estimated Royalties (“Estimated Payments”) shall be paid by the Operator to the Company no later than the 5th business day following the end of each quarter (on January 5, April 5, July 5, and October 5). Estimated Royalties shall be calculated at 5% of the value of the Considerations made by the Company under Section 1 hereof. Payments will be prorated for any partial quarter. At the end of each quarter during the Term, the Company will calculate the actual Royalties payable to the Company during the prior quarter and submit an invoice to the Operator describing any overpayment or underpayment in Royalties as compared to Estimated Payments made during the applicable quarter. Any overpayment by the Operator will be credited toward and reduce the next quarter’s Estimated Payments, while any underpayment will be cured by the Operator and paid to the Company within thirty (30) days following delivery of the applicable quarterly invoice. To the extent that revenue adjustments are made by the Operator for any period, the Operator shall pay FIGI for any increase in the Royalties due to FIGI as a result of such adjustments. Any such adjustments shall be detailed in writing by the Operator in the applicable Royalty Statement. The Royalties shall continue in perpetuity or until there is a Change of Control or sale of the Websites governed by Section 3(d). If, at any time following the date of this Agreement, the Operator fails to make any payment hereunder or to continuously operate the Websites in accordance with this Agreement, it shall be considered an Event of Default (as defined herein), and the Company shall have the rights and remedies afforded to it under Section 5.

(b)For purposes hereof, “Net Sales” means the gross revenue received by the Operator from the Websites, less the sum of the following deductions or offsets that are actually incurred, allowed, accrued, paid, or taken and are allocated with respect to such sales, but solely to the extent that such deductions or offsets are not otherwise recovered by or reimbursed to the Operator: (i) discounts allowed in amounts customary in the trade; (ii) sales, tariff duties, and use taxes directly imposed and with reference to particular sales; (iii) outbound transportation prepaid or allowed; and (iv) amounts allowed or credited on returns. No deductions from Net Sales shall be made for commissions paid to sales agents or employees, overhead expenses or for costs of collections. All calculations of Net Sales must be based on, or valued as if based on, bona fide arms’-length transactions and not on any bundled, loss-leading, or other blended or artificial selling or transfer pricing arrangement. The Operator shall make payments in U.S. dollars by wire transfer of immediately available funds to a bank account designated in writing by the Company. If Estimated Payments are not received by the Company by the 5th of the month, the Operator shall pay to the Company interest on the overdue Estimated Payments from the date such payment was due to the date of actual payment at a rate of 1.5% per month, or if higher, the maximum rate permitted under applicable law.

(c)On or before the due date for any payments to the Company pursuant to this Section 3, the Operator shall provide the Company with a statement (the “Royalty Statement”) showing for the relevant quarterly period: (i) the gross revenues received by the Operator from the Websites; (ii) a profit and loss statement, certified by the Operator’s chief financial officer (or similar) that such statement is true and correct in all material respects; (iii) copies of Operator’s bank statements; (iv) the type and amount of all deductions and offsets allocated with respect to such gross revenues; (v) the calculation of Net Sales, including the applicable Royalties rate; and (vi) such other particulars as are reasonably required by the Company for an accurate accounting of the Royalties pursuant to this Section. The Operator shall keep complete and accurate records of its sales from the Websites necessary for the calculation of Royalties to be made to the Company hereunder. The Operator shall maintain such records for a period of three (3) years following the termination of this Agreement.

(d)Upon a Change of Control of the Operator or a sale of the Websites, the Company shall be entitled to receive a payment (the “Change of Control Payment”) equal to the greater of (i) $75,000.00 or (ii) $200,000.00 less all Royalties received through such date. Such payment shall be made within five (5) days following the closing of the applicable transaction. For purposes hereof, “Change of Control” means, with respect to the Operator: (x) an acquisition, merger, reorganization, or consolidation in which the holders of the voting securities of the Operator outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (y) a transaction or series of related transactions in which any other person or entity becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Operator; or (z) the sale or other transfer to any other person or entity of all or substantially all of the assets of the Operator, including, without limitation, the Websites. In addition, upon the occurrence of a Change of Control by the Operator, the Company shall have the right of first refusal to purchase the Websites.

4.EVENTS OF DEFAULT. Following the occurrence of an Event of Default (defined below), the Company shall have the rights and remedies afforded to it under Section 5. Each of the following shall constitute an “Event of Default” by the Operator under this Agreement: (a) the Operator fails to pay any amount due under this Agreement on the due date for payment; (b) the Operator breaches this Agreement (other than through a failure to pay any amounts due hereunder) and, if such breach is curable, fails to cure such breach within ten (10) days of the Company’s written notice of such breach; (c) the Operator fails to maintain continuous operation of the Websites in accordance with this Agreement; or (d) the Operator (i) is dissolved or liquidated or takes any corporate action for such purpose, (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy under any applicable law, (iv) makes or seeks to make a general assignment for the benefit of creditors, or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

5.REMEDIES. Following an Event of Default by the Operator under this Agreement, in addition to any other remedies that may be available to the Company under this Agreement or in equity, the Company shall be entitled to liquidated damages equivalent to 2 ½ times the value of the Considerations made under this Agreement to be paid within ten (10) business days following the occurrence of an Event of Default (“Liquidated Damages”). The parties intend that the Liquidated Damages constitute an estimate of damages, and not a penalty. The parties acknowledge and agree that the Company’s harm caused by an Event of Default would be impossible or very difficult to accurately estimate at the time of contract, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from an Event of Default. In the event that the Operator fails to timely pay any Liquidated Damages, the Company shall have the right to take any one or more of the following actions: (a) terminate this Agreement; (b) take control over the ownership and operation of the Websites;; and (c) seek any other remedies available to it under this Agreement, at law or in equity, such remedies being cumulative. In the event the Company incurs legal fees and expenses enforcing its rights against Operator under this Agreement, the Company shall be entitled to recover same from Operator, whether in arbitration or otherwise. The Company shall have the right to set off any amounts due to Operator under this Agreement or any other agreement with the Company.

6.INDEMNIFICATION. The Operator shall indemnify and hold harmless the Company and each of its affiliates, parents, subsidiaries, shareholders, directors, officers, employees, agents, successors and assigns (each, an “Indemnified Party”) from and against any and all losses, claims, actions, damages and liabilities to which such Indemnified Party may incur which arise from or relate to sales, promotions or marketing, operations, or any other matters related to the Website or otherwise relating to or arising from the Operator’s representations, warranties, and obligations under this Agreement, and the Operator will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) as they are incurred.

7.RELATIONSHIP OF PARTIES. Each party shall be deemed an independent contractor pursuant to this Agreement, and not an employee. Neither party hereto shall have any right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. Any persons employed or engaged by the Operator in connection with the Website shall be the Operator’s employees or contractors and the Operator shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

8.CONFIDENTIALITY. Each party (the “Receiving Party”) acknowledges that it will have access to information that is treated as confidential and proprietary by the other party (the “Disclosing Party”), including, without limitation, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Disclosing Party, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, “Confidential Information”). Any Confidential Information that the Operator develops in connection with the Website shall be subject to the terms and conditions of this Section 8. The parties agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Disclosing Party in each instance, and not to use any Confidential Information for any purpose except as required in the performance of this Agreement. The Receiving Party shall notify the Disclosing Party immediately in the event it becomes aware of any loss or disclosure of any Confidential Information. Confidential Information shall not include information that: (a) is or becomes generally available to the public other than through the Receiving Party’s breach of this Agreement; or (b) is communicated to the Receiving Party by a third party that had no confidentiality obligations with respect to such information. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Receiving Party agrees to promptly provide written notice of any such order to the Disclosing Party, and in any event sufficiently in advance of making any disclosure to permit the Disclosing Party to contest the order or seek confidentiality protections. Upon termination of this Agreement, the Receiving Party agrees to return or destroy any Confidential Information in its possession, including copies.

9.MISCELLANEOUS. This Agreement and any exhibits hereto constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (a) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that company, and (b) the Company may assign its rights and obligations hereunder to any affiliate. In addition, the Company shall be entitled to assign all or a portion of its rights to the Royalties without Operator’s consent or notice of the assignee. Any attempted transfer or assignment in violation of this Section 9 shall be void. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Notwithstanding anything in this Agreement to the contrary, the following Sections shall survive any termination of this Agreement: 3, 5 – 10.

10.GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and construed in accordance with the internal laws of Florida without giving effect to any choice or conflict of law provision or rule (whether Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of Florida. If not resolved through reasonable negotiation, and except as qualified below, any dispute between the parties arising under, out of, in connection with or in relation to this Agreement, shall be submitted to binding arbitration under the authority of the Federal Arbitration Act and must be determined by arbitration administered by the American Arbitration Association pursuant to its then-current commercial arbitration rules and procedures, including the procedures for emergency relief. The arbitration must take place in Broward County, Florida, in English. The arbitrator must follow the law and not disregard the terms of this Agreement. A judgment may be entered upon the arbitration award by any state, federal, or foreign court of competent jurisdiction. The decision of the arbitrator will be final and binding on all parties to the dispute; however, the arbitrator may not under any circumstances: (a) stay the effectiveness of any pending termination of this Agreement; or (ii) assess punitive, exemplary or consequential damages. Notwithstanding the foregoing, the parties agree that the following claims will not be subject solely to arbitration: (a) any action for declaratory or equitable relief, including, without limitation, seeking preliminary or permanent injunctive relief, specific performance, other relief in the nature of equity to enjoin any harm or threatened harm to such party’s tangible or intangible property, brought at any time, including, without limitation, prior to or during the pendency of any arbitration proceedings initiated hereunder; and (b) any action in ejectment or for possession of any interest in real or personal property.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:	OPERATOR:

FREEDOM INTERNET GROUP INC.	Artist Holdings, LLC

By: Ace Chapman	By: Andrew Ornoski

Title: CEO	Title: CEO

Personal Guaranty. The undersigned, Andrew Ornoski, an owner of 10% or more of equity of Operator as of the date hereof, by affixing his signature below, does hereby agree to assume personal liability to the Company in an Event of Default (as defined in Section 4 of the Agreement) for the unconditional payment of any and all amounts due to the Company by Operator under the Agreement.

By: Andrew Ornoski